NYSE ALTERNEXT US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

October 21, 2008

NYSE Alternext US LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following (collectively, the “Securities”):

Lehman Brothers Holdings, Inc.

Commission File Number – 001-13612

Opta Exchange-Traded Notes due February 25, 2038 Linked to the Lehman Brothers Commodity Index Pure Beta Agricultural Total Return

Opta Exchange-Traded Notes due February 25, 2038 Linked to the Lehman Brothers Commodity Index Pure Beta Total Return

0.25% Medium Term Notes, Series I, Due February 16, 2012 Performance Linked to a Basket of Two Stock

0.00% Medium Term Notes, Series I, Due May 15, 2010 Performance Linked to the Common Stock of General Electric Company (GE)

Dow Jones Global Titans 50 IndexSM SUNS Stock Upside Note Securities Due February 9, 2010

Dow Jones Industrial Average SUNS Stock Upside Note Securities Due April 29, 2010

Index-Plus Notes Due December 23, 2009, Performance Linked to the Russell 2000 INDEX (RTY)

Index-Plus Notes Due March 3, 2010, Linked to the S&P 500 Index (SPX)

Index-Plus Notes Due November 15, 2009, Linked to the Dow Jones STOXX 50 Index (SX5P)

Index-Plus Notes Due September 28, 2009, Performance Linked to S&P 500 Index (SPX)

Nikkei 225SM Index SUNS Stock Upside Note Securities Due June 10, 2010

S&P 500 Index Callable SUNS Stock Upside Note Securities Due November 6, 2009

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(iv) of the NYSE Alternext US LLC Company Guide (the “Company Guide”) which states that the Exchange will normally consider suspending dealings in, or removing from the list, securities of an issuer that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature;

(b)

Section 1003(b)(iv)(B) of the Company Guide which specifies that the Exchange will consider the suspending dealings in, or removing from the list, a security of an issuer that is not able to meet its obligations on its listed debt securities;

(c)

Section 107(B) of the Company Guide which sets forth certain net worth and earning requirement for continued listing; and

(d)

Sections 107(D), 107(E) and 1002(e) of the Company Guide which states that the Exchange will suspend dealings in, or removel from the list, a security of an issuer when in the opinion of the Exchange an event occurs, or condition exists, which makes further dealings on the Exchange inadvisable or unwarranted.

2.

The Securities of Lehman Brothers Holdings, Inc. (the “Company” or “Lehman Brothers”) do not qualify for continued listing for the following reasons:

(a)

On September 15, 2008, the Company filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York.

(b)

The bankruptcy filing constitutes an event of default for each of the Securities under the applicable indenture agreements and, as a result thereof, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of each series may declare the security in questions due and payable.  Moreover, the Company is not honoring valid redemption requests for any of the Securities.

(c)

Based on the bankruptcy filing, the Company does not appear to meet the net worth and earnings requirements for continued listing of its securities as set forth in Section 107(B) of the Company Guide.

(d)

As a result of the above, an event has occurred or a condition exists which in the opinion of the Exchange makes further dealings on the Exchange inadvisable as specified in Sections 107(D) and 107(E) of the Company Guide with respect to those of the Securities subject to such provisions and Section 1002(e) generally.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On September 18,, the Exchange notified Lehman Brothers that it was not in compliance with certain of the Exchange’s continued listing standards or was subject to removal from listing in accordance with certain of the Exchange’s continued listing requirements, as set forth in Parts 1 and 10 of the Company Guide. In particular, the Company was not in compliance with Section Sections 107(B), 1003(a)(iv) and 1003(b)(iv)(B) of the Company Guide and was subject to removal pursuant to Sections 107(D), 107(E) and 1002(e) of the Company Guide.  The Company was further notified that due to the nature and severity of the continued listing deficiencies, it was necessary and appropriate, in accordance with commentary .01 to Section 1009 of the Company Guide, to truncate the continued listing evaluation and follow-up procedures as set forth in Section 1009 of the Company Guide and to move to immediately delist the securities from listing and registration on the Exchange (the “Staff Determination”). The Company was also notified of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (“Panel”) within seven days of the Staff Determination, or by, September 25, 2008.

(b)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Richard S. Fuld, Jr., Chief Executive Officer and Chairman of the Board of Directors of Lehman Brothers Holdings, Inc,

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Regulation, Inc.